Exhibit 10.7

SUMMARY OF FEES FOR BOARD OF DIRECTORS

Each director of Old Second Bancorp, Inc. also serves as a director of Old Second National Bank, and may serve on boards of its other subsidiaries.  In 2004, non-employee directors received $750 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day.  Non-employee directors of Old Second National Bank received a $10,000 annual retainer, $750 for every bank board meeting attended and $500 for each committee meeting attended.  Additionally, non-employee directors of Old Second Bank-Yorkville and Old Second Bank-Kane County receive $500 per meeting and non-employee directors of Old Second Mortgage receive $300 per meeting.

Non-employee directors of Old Second National Bank are also eligible to receive options pursuant to the Old Second Bancorp, Inc. 2002 Long Term Incentive Plan.  The Company maintains the Old Second Bancorp Directors Fee Deferral Plan, under which directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon the performance of the Old Second Bancorp Common Stock.  The plan is unqualified and the directors have no interest in the trust.  The deferred fees and any earnings thereon are unsecured obligations of Old Second.